EXHIBIT 99.1

ADP Reports Fourth Quarter and Fiscal 2012 Results; Provides Fiscal 2013 Guidance

For the Year, Revenues Rise 8%, 6% Organic;

EPS Up 12%, Up 9% Excluding Gain on Sale of Assets

Forecasting Fiscal 2013 Revenue Growth of 5% to 7%

Forecasting EPS Growth of 5% to 7%, Compared With Adjusted $2.74 in Fiscal 2012

ROSELAND, N.J., Aug. 1, 2012 (GLOBE NEWSWIRE) -- Automatic Data Processing, Inc. (Nasdaq:ADP) reported revenue growth of 8%, 6% organic, to $10.7 billion for the fiscal year ended June 30, 2012, Carlos A. Rodriguez, president and chief executive officer, announced today. Pretax earnings and net earnings increased 10% and 11%, respectively, and included a pretax gain recorded in the second quarter of fiscal 2012 of $66 million, $41 million after tax, on the sale of assets related to rights and obligations to resell a third-party expense management platform. Diluted earnings per share of $2.82 increased 12% from $2.52 a year ago on fewer shares outstanding, including $0.08 per share related to the gain on the sale of assets. Excluding this gain, pretax earnings and net earnings increased 6% and 7%, respectively, and diluted earnings per share of $2.74 increased 9%.

For the fourth quarter of fiscal 2012, revenues increased 5%, 4% organically, to $2.6 billion compared with the fourth quarter of fiscal 2011. Excluding the negative impact of unfavorable foreign exchange rates in the quarter compared with a year ago, revenues increased 7%. Pretax earnings increased 11%, and net earnings increased 7% on a higher effective tax rate compared with last year's fourth quarter which included favorable tax items. Diluted earnings per share of $0.53 increased 10%, from $0.48 per share a year ago on fewer shares outstanding.

ADP acquired 6.4 million shares of its stock for treasury at a cost of $342 million during the fourth quarter, and about 14.6 million shares at a cost of $747 million during the fiscal year. Cash and marketable securities were $1.7 billion at June 30, 2012.

Fourth Quarter and Fiscal Year 2012 Discussion

Commenting on the results, Mr. Rodriguez said, "I am pleased with ADP's results. Our sales execution in Employer Services and PEO Services was strong in the fourth quarter with robust new business sales growth of 20%. For the year, we achieved new business sales growth of 13%, which was also above our expectations. New business sales represent annualized recurring revenues anticipated from new orders. Dealer Services performed well as the North American automotive marketplace showed continued strengthening. We are driving good pretax margins in all of our business segments, and excluding the drag from acquisitions, pretax margins improved in each business segment. ADP's total pretax margin, however, continued to be negatively impacted by the decline in high-margin client interest revenues resulting from lower market interest rates.

Employer Services

"Employer Services' revenues grew 7% for the fourth quarter, 5% organically. Revenues grew 7% for the year, 6% organically. The number of employees on our clients' payrolls in the United States increased 3.2% for the quarter and 3.0% for the year, as measured on a same-store-sales basis for our clients on our AutoPay platform. Worldwide client retention declined 0.2 percentage points for the fourth quarter. For the year, client retention was strong at 91.0%, ending the year 0.1 percentage points below last year's record high level.  Employer Services' pretax margin increased 40 basis points for the quarter, and included a drag from acquisitions of 90 basis points. Additionally, fourth quarter new business expenses increased due to higher than anticipated new business sales and negatively impacted the pretax margin about 20 basis points. The quarter's pretax margin benefited from both increased operating scale in the business as well as from easier year-over-year comparisons. Employer Services' pretax margin declined 30 basis points for the year and included a drag from acquisitions of 80 basis points.

PEO Services

"PEO Services' revenues increased 12% for the fourth quarter and 15% for the year, all organic.  PEO Services' pretax margin increased 130 basis points for the quarter and 70 basis points for the year. Average worksite employees paid by PEO Services increased 11% for the quarter and 12% for the year to approximately 265,000 and 255,000, respectively.

Dealer Services

"Dealer Services' revenues grew 7% for the fourth quarter, 6% organically. Revenues grew 10% for the year, 6% organically. Dealer Services' pretax margin improved 70 basis points for the quarter and 130 basis points for the year. Excluding a drag from fiscal 2011 acquisitions of 20 basis points and the positive year-over-year impact of 50 basis points from acquisition-related costs in the first half of fiscal 2011, Dealer Services' pretax margin improved 100 basis points for the year.

Interest on Funds Held for Clients

"The safety, liquidity, and diversification of our clients' funds are the foremost objectives of our investment strategy. Client funds are invested in accordance with ADP's prudent and conservative investment guidelines and the credit quality of the investment portfolio is predominantly AAA/AA.

 "For the fourth quarter, interest on funds held for clients declined $15.4 million, or 11%, from $135.7 million a year ago to $120.3 million, due to a decline of 40 basis points in the average interest yield to 2.5%, partially offset by an increase of 4% in average client funds balances from $18.5 billion to $19.2 billion.

"For the year, interest on funds held for clients declined $46.8 million, or 9%, from $540.1 million a year ago to $493.3 million, due to a decline of 40 basis points in the average interest yield to 2.8%, partially offset by an increase of 6% in average client funds balances from $16.9 billion to $17.9 billion.

Fiscal 2013 Forecast

"Our fiscal 2013 forecasts assume no changes in the current economic environment. We anticipate year-over-year comparisons to be negatively impacted, particularly in the first fiscal quarter, by foreign exchange rates, an expected lower average yield on the client funds portfolio due to continued low market interest rates, and the year-over-year comparison from certain fiscal 2012 items as noted below.

  Total revenues – anticipate 5% to 7% growth which includes:
  An anticipated headwind of about one percentage point from unfavorable foreign exchange rates for the year, with nearly two percentage points of drag in the first fiscal quarter;
  An anticipated $65 to $75 million decline in interest on client funds resulting in one percentage point of negative impact from the expected lower average yield, partially offset by anticipated growth in balances; and
  The year-over-year comparison from the fiscal 2012 second quarter sale of assets and the expiration of certain employment tax credits within our Tax Credit Services business are expected to negatively impact revenues about half a percentage point for the full year, with about a point impact in both the first and second quarters.
  We anticipate driving good pretax margins in the business segments, although we anticipate a decline in total ADP pretax margin of about 30 basis points due to:
  An anticipated drag of 90 to 100 basis points related to the client funds extended investment strategy which is primarily driven by the anticipated decline of $65 to $75 million in interest on client funds;
  An expected drag from fiscal 2012 acquisitions of about 20 basis points for the year, with a 40 basis points drag in the first quarter, and a drag of 20 basis points in both the second and third quarters; and
  The year-over-year comparison from the fiscal 2012 second quarter sale of assets and the expiration of certain employment tax credits within our Tax Credit Services business are expected to negatively impact pretax margin about 20 basis points for the full year, with about 50 basis points negative impact in the first quarter and about 30 basis points in the second quarter.
  Diluted earnings per share – anticipate an increase of 5% to 7% from $2.74 earnings per share in fiscal 2012 which excludes the gain from the sale of assets in the second quarter of fiscal 2012. This includes:
  An anticipated drag of $0.10 to $0.11 in earnings per share due to the anticipated decline in pretax earnings related to the client funds extended investment strategy which is primarily driven by the anticipated decline of $65 to $75 million in interest on client funds; and
  An expected decline of about $0.04 in earnings per share related to the fiscal 2012 second quarter sale of assets and the expiration of certain employment tax credits within our Tax Credit Services business.
  Foreign exchange rates and fiscal 2012 acquisitions are expected to have a minimal impact on earnings per share.
  The impacts noted above from the expected drag from recent acquisitions as well as the negative year-over-year comparisons from the fiscal 2012 second quarter sale of assets and the expiration of certain employment tax credits within our Tax Credit Services business are reflected in the segment forecasts provided below.

  Employer Services – anticipate revenue growth of 6% to 7% with pretax margin expansion of at least 50 basis points
  Pays per control – up 2.0% to 3.0% for the year
  PEO Services – anticipate revenue growth of 13% to 15% with flat to slight pretax margin expansion

  Employer Services and PEO Services new business sales – anticipate 8% to 10% growth compared to over $1.2 billion sold in fiscal 2012

  Dealer Services – anticipate revenue growth of 7% to 9%, with pretax margin expansion of at least 50 basis points

"Interest on funds held for clients is expected to decline $65 to $75 million, or 13% to 15%, from $493.3 million in fiscal 2012. This forecast is based on a decline of 50 to 60 basis points in the expected average interest yield to 2.2% to 2.3%, and anticipated growth in average client funds balances of 5% to 7%. The interest assumptions in our forecasts are based on Fed Funds futures contracts and forward yield curves as of July 30, 2012. The Fed Funds futures contracts do not anticipate any changes during the fiscal year in the Fed Funds target rate. The three-and-a-half and five-year U.S. government agency rates based on the forward yield curves as of July 30, 2012 were used to forecast new purchase rates for the client extended and client long portfolios, respectively.

"We exited fiscal 2012 with good sales momentum. We are focused on successfully executing against our four strategic pillars for growth to maintain our position as a leading global Human Capital Management solutions provider. Driving product innovation and enhancing our distribution and service capabilities are the right things to grow the business long-term," Mr. Rodriguez concluded.

Website Schedules

The schedules of quarterly and full-year revenue and pretax earnings by reportable segment for fiscal years 2010, 2011, and 2012 have been updated for the fourth quarter of fiscal 2012 and posted to the Investor Relations home page (http://www.investquest.com/iq/a/adp/index.htm) of our website www.ADP.com under Reportable Segments Financial Data.

An analyst conference call will be held today, Wednesday, August 1 at 8:30 a.m. EDT.   A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to ADP's home page, www.ADP.com, or ADP's Investor Relations home page, http://www.investquest.com/iq/a/adp/index.htm, and click on the webcast icon.  Please note, this webcast will be broadcast in two streams: Windows Media and Flash. You may switch streams by selecting "Windows Media" or "Flash" from the gear-setup symbol located to the right-hand side of the volume control on the webcast player. Please check your system 10 minutes prior to the webcast. The presentation will be available to download and print about 60 minutes before the webcast at the ADP Investor Relations home page at http://www.investquest.com/iq/a/adp/index.htm. ADP's news releases, current financial information, SEC filings and Investor Relations presentations are accessible at the same website.

About ADP

Automatic Data Processing, Inc. (Nasdaq:ADP), with more than $10 billion in revenues and approximately 600,000 clients, is one of the world's largest providers of business outsourcing solutions. Leveraging over 60 years of experience, ADP offers a wide range of human resource, payroll, tax and benefits administration solutions from a single source. ADP's easy-to-use solutions for employers provide superior value to companies of all types and sizes. ADP is also a leading provider of integrated computing solutions to auto, truck, motorcycle, marine, recreational vehicle, and heavy equipment dealers throughout the world.  For more information about ADP or to contact a local ADP sales office, reach us at 1.800.225.5237 or visit the company's website at www.ADP.com.

Automatic Data Processing, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)
	June 30,	June 30,
	2012	2011
Assets
Cash and cash equivalents/Short-term marketable securities	$ 1,578.5	$ 1,425.7
Other current assets	2,038.0	2,022.2
Total current assets before funds held for clients	3,616.5	3,447.9

Funds held for clients	21,539.1	25,135.6
Total current assets	25,155.6	28,583.5

Long-term marketable securities	86.9	98.0
Property, plant and equipment, net	706.3	716.2
Other non-current assets	4,866.7	4,840.6
Total assets	$ 30,815.5	$ 34,238.3

Liabilities and Stockholders' Equity
Other current liabilities	2,383.2	2,195.7
Client funds obligations	20,856.2	24,591.1
Total current liabilities	23,239.4	26,786.8

Long-term debt	16.8	34.2
Other non-current liabilities	1,445.3	1,406.9
Total liabilities	24,701.5	28,227.9

Total stockholders' equity	6,114.0	6,010.4
Total liabilities and stockholders' equity	$ 30,815.5	$ 34,238.3

Automatic Data Processing, Inc. and Subsidiaries
Statements of Consolidated Earnings
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues:
Revenues, other than interest on funds held for clients and PEO revenues	$ 2,075.9	$ 1,977.3	$ 8,411.7	$ 7,805.5
Interest on funds held for clients	120.3	135.7	493.3	540.1
PEO revenues (A)	440.4	394.1	1,760.2	1,533.9
Total revenues	2,636.6	2,507.1	10,665.2	9,879.5

Expenses:
Costs of revenues:
Operating expenses	1,365.7	1,310.4	5,380.1	4,900.9
Systems development & programming costs	155.8	144.3	599.9	577.2
Depreciation & amortization	67.7	64.0	260.0	253.4
Total costs of revenues	1,589.2	1,518.7	6,240.0	5,731.5

Selling, general & administrative expenses	677.4	660.3	2,466.2	2,323.3
Interest expense	2.3	1.7	7.7	8.6
Total expenses	2,268.9	2,180.7	8,713.9	8,063.4

Other income, net (B)	(29.8)	(32.3)	(170.8)	(116.6)

Earnings before income taxes	397.5	358.7	2,122.1	1,932.7

Provision for income taxes	139.1	116.9	733.6	678.5

Net earnings	$ 258.4	$ 241.8	$ 1,388.5	$ 1,254.2

Basic earnings per share	$ 0.53	$ 0.49	$ 2.85	$ 2.54

Diluted earnings per share	$ 0.53	$ 0.48	$ 2.82	$ 2.52

Dividends declared per common share	$ 0.3950	$ 0.3600	$ 1.5450	$ 1.4200

(A) Professional Employer Organization ("PEO") revenues are net of direct pass-through costs, primarily consisting of payroll wages and payroll taxes, of $4,460.6 and $4,004.7 for the three months ended June 30, 2012 and 2011, respectively, and $17,792.2 and $15,765.3 for the twelve months ended June 30, 2012 and 2011, respectively.
(B) The twelve months ended June 30, 2012 includes a $66.0 gain on the sale of assets related to rights and obligations to resell a third-party expense management platform.

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data
(Dollars in millions, except per share amounts)
(Unaudited)
	Three Months Ended
	June 30,
	2012	2011	Change	% Change
Revenues (A)
Employer Services	$ 1,881.6	$ 1,762.9	$ 118.7	7%
PEO Services	443.3	396.6	46.7	12%
Dealer Services	431.4	401.8	29.6	7%
Other	(119.7)	(54.2)	(65.5)	(100+)%
	$ 2,636.6	$ 2,507.1	$ 129.5	5%
Pre-tax earnings (A)
Employer Services	$ 415.9	$ 382.4	$ 33.5	9%
PEO Services	45.3	35.5	9.8	28%
Dealer Services	65.8	58.7	7.1	12%
Other	(129.5)	(117.9)	(11.6)	(10)%
	$ 397.5	$ 358.7	$ 38.8	11%
Pre-tax margin (A)
Employer Services	22.1%	21.7%	0.4%
PEO Services	10.2%	8.9%	1.3%
Dealer Services	15.3%	14.6%	0.7%
Other	n/m	n/m	n/m
	15.1%	14.3%	0.8%

	Twelve Months Ended
	June 30,
	2012	2011	Change	% Change
Revenues (A)
Employer Services	$ 7,567.7	$ 7,042.9	$ 524.8	7%
PEO Services	1,771.4	1,543.9	227.5	15%
Dealer Services	1,683.7	1,536.0	147.7	10%
Other	(357.6)	(243.3)	(114.3)	(47)%
	$ 10,665.2	$ 9,879.5	$ 785.7	8%
Pre-tax earnings (A)
Employer Services	$ 1,972.3	$ 1,856.5	$ 115.8	6%
PEO Services	170.2	137.3	32.9	24%
Dealer Services	277.1	233.3	43.8	19%
Other (B)	(297.5)	(294.4)	(3.1)	(1)%
	$ 2,122.1	$ 1,932.7	$ 189.4	10%
Pre-tax margin (A)
Employer Services	26.1%	26.4%	(0.3)%
PEO Services	9.6%	8.9%	0.7%
Dealer Services	16.5%	15.2%	1.3%
Other	n/m	n/m	n/m
	19.9%	19.6%	0.3%

(A) Prior year's segment results were adjusted to reflect fiscal year 2012 budgeted foreign exchange rates.
(B) The twelve months ended June 30, 2012 includes a $66.0 gain on the sale of assets related to rights and obligations to resell a third-party expense management platform.
n/m - not meaningful

	Three Months Ended
	June 30,		Change in other
	2012	2011	income, net
Components of other income, net:
Interest income on corporate funds	$ (19.9)	$ (20.1)	$ (0.2)
Realized gains on available-for-sale securities	(9.0)	(15.0)	(6.0)
Realized losses on available-for-sale securities	0.4	0.3	(0.1)
Impairment losses on assets held for sale	--	3.1	3.1
Other, net	(1.3)	(0.6)	0.7
Total other income, net	$ (29.8)	$ (32.3)	$ (2.5)

	Twelve Months Ended
	June 30,		Change in other
	2012	2011	income, net
Components of other income, net:
Interest income on corporate funds	$ (85.2)	$ (88.8)	$ (3.6)
Realized gains on available-for-sale securities	(32.1)	(38.0)	(5.9)
Realized losses on available-for-sale securities	7.7	3.6	(4.1)
Realized gain on investment in Reserve Fund	--	(0.9)	(0.9)
Impairment losses on available-for-sale securities	5.8	--	(5.8)
Impairment losses on assets held for sale	2.2	11.7	9.5
Gain on sale of assets	(66.0)	--	66.0
Gains on sales of buildings	--	(1.8)	(1.8)
Other, net	(3.2)	(2.4)	0.8
Total other income, net	$ (170.8)	$ (116.6)	$ 54.2

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data, Continued
(Dollars in millions, except per share amounts or where otherwise stated)
(Unaudited)

	Three Months Ended
	June 30,
	2012	2011	Change	% Change
Earnings per share information:
Net earnings	$ 258.4	$ 241.8	$ 16.6	7%
Basic weighted average shares outstanding	485.9	494.5	(8.6)	(2)%
Basic earnings per share	$ 0.53	$ 0.49	$ 0.04	8%

Net earnings	$ 258.4	$ 241.8	$ 16.6	7%
Diluted weighted average shares outstanding	490.6	500.6	(10.0)	(2)%
Diluted earnings per share	$ 0.53	$ 0.48	$ 0.05	10%

	Twelve Months Ended
	June 30,
	2012	2011	Change	% Change
Earnings per share information:
Net earnings	$ 1,388.5	$ 1,254.2	$ 134.3	11%
Basic weighted average shares outstanding	487.3	493.5	(6.2)	(1)%
Basic earnings per share	$ 2.85	$ 2.54	$ 0.31	12%

Net earnings	$ 1,388.5	$ 1,254.2	$ 134.3	11%
Diluted weighted average shares outstanding	492.2	498.3	(6.1)	(1)%
Diluted earnings per share	$ 2.82	$ 2.52	$ 0.30	12%

	Three Months Ended
	June 30,
	2012	2011
Key Statistics:
Internal revenue growth:
Employer Services	5%	6%
PEO Services	12%	20%
Dealer Services	6%	4%

Employer Services:
Change in pays per control - AutoPay product	3.2%	2.6%
Change in client revenue retention percentage - worldwide	(0.2) pts	0.4 pts
Employer Services/PEO new business sales growth - worldwide	20%	8%

PEO Services:
Paid PEO worksite employees at end of period	268,000	241,000
Average paid PEO worksite employees during the period	265,000	239,000

	Twelve Months Ended
	June 30,
	2012	2011
Key Statistics:
Internal revenue growth:
Employer Services	6%	6%
PEO Services	15%	17%
Dealer Services	6%	3%

Employer Services:
Change in pays per control - AutoPay product	3.0%	2.4%
Change in client revenue retention percentage - worldwide	(0.1) pts	1.2 pts
Employer Services/PEO new business sales growth - worldwide	13%	9%

PEO Services:
Paid PEO worksite employees at end of period	268,000	241,000
Average paid PEO worksite employees during the period	255,000	227,000

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data, Continued
(Dollars in millions, except per share amounts or where otherwise stated)
(Unaudited)
	Three Months Ended
	June 30,
	2012	2011	Change	% Change
Average investment balances at cost (in billions):
Corporate, other than corporate extended	$ 1.6	$ 1.5	$ 0.1	9%
Corporate extended	2.5	2.0	0.5	27%
Total corporate	4.1	3.4	0.7	19%
Funds held for clients	19.2	18.5	0.7	4%
Total	$ 23.3	$ 21.9	$ 1.4	6%

Average interest rates earned exclusive of realized losses (gains) on:
Corporate, other than corporate extended	1.3%	1.1%
Corporate extended	2.3%	3.2%
Total corporate	1.9%	2.3%
Funds held for clients	2.5%	2.9%
Total	2.4%	2.8%

Net unrealized gain position at end of period	$ 710.5	$ 571.0

Average short-term financing (in billions):
U.S. commercial paper borrowings	$ 2.2	$ 1.3
U.S. & Canadian reverse repurchase agreement borrowings	0.3	0.7
	$ 2.5	$ 2.0

Average interest rates paid on:
U.S. commercial paper borrowings	0.2%	0.1%
U.S. & Canadian reverse repurchase agreement borrowings	0.7%	0.3%

Interest on funds held for clients	$ 120.3	$ 135.7	$ (15.4)	(11)%
Corporate extended interest income (C)	14.6	15.8	(1.1)	(7)%
Corporate interest expense-short-term financing (C)	(1.6)	(0.9)	(0.7)	(76)%
	$ 133.4	$ 150.5	$ (17.2)	(11)%

	Twelve Months Ended
	June 30,
	2012	2011	Change	% Change
Average investment balances at cost (in billions):
Corporate, other than corporate extended	$ 1.5	$ 1.4	$ 0.1	7%
Corporate extended	2.6	2.1	0.5	22%
Total corporate	4.0	3.5	0.6	16%
Funds held for clients	17.9	16.9	1.0	6%
Total	$ 21.9	$ 20.3	$ 1.6	8%

Average interest rates earned exclusive of realized losses (gains) on:
Corporate, other than corporate extended	1.2%	1.0%
Corporate extended	2.7%	3.5%
Total corporate	2.1%	2.6%
Funds held for clients	2.8%	3.2%
Total	2.6%	3.1%

Net unrealized gain position at end of period	$ 710.5	$ 571.0

Average short-term financing (in billions):
U.S. commercial paper borrowings	$ 2.3	$ 1.6
U.S. & Canadian reverse repurchase agreement borrowings	0.3	0.5
	$ 2.6	$ 2.1

Average interest rates paid on:
U.S. commercial paper borrowings	0.1%	0.2%
U.S. & Canadian reverse repurchase agreement borrowings	0.6%	0.4%

Interest on funds held for clients	$ 493.3	$ 540.1	$ (46.8)	(9)%
Corporate extended interest income (C)	68.0	73.7	(5.7)	(8)%
Corporate interest expense-short-term financing (C)	(4.9)	(5.7)	0.8	14%
	$ 556.4	$ 608.1	$ (51.8)	(9)%

(C) While "Corporate extended interest income" and "Corporate interest expense -short-term financing" are non-GAAP disclosures, management believes this information is beneficial to reviewing the financial statements of ADP. Management believes this information is beneficial as it allows the reader to understand the extended investment strategy for ADP's client funds assets, corporate investments and short-term borrowings. A reconciliation of the non-GAAP measures to GAAP measures is as follows:

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data, Continued
(Dollars in millions, except per share amounts or where otherwise stated)
(Unaudited)

	Three Months Ended
	June 30,
	2012	2011

Corporate extended interest income	$ 14.6	$ 15.8
All other interest income	5.3	4.3
Total interest income on corporate funds	$ 19.9	$ 20.1

Corporate interest expense - short-term financing	$ 1.6	$ 0.9
All other interest expense	0.7	0.8
Total interest expense	$ 2.3	$ 1.7

	Twelve Months Ended
	June 30,
	2012	2011

Corporate extended interest income	$ 68.0	$ 73.7
All other interest income	17.2	15.1
Total interest income on corporate funds	$ 85.2	$ 88.8

Corporate interest expense - short-term financing	$ 4.9	$ 5.7
All other interest expense	2.8	2.9
Total interest expense	$ 7.7	$ 8.6

Automatic Data Processing, Inc. and Subsidiaries
Consolidated Statements of Adjusted / Non-GAAP Financial Information
(In millions, except per share amounts)
(Unaudited)

The following table reconciles the Company's results for the twelve months ended June 30, 2012 to adjusted results that exclude the sale of assets related to rights and obligations to resell a third-party expense management platform. The Company uses certain adjusted results, among other measures, to evaluate the Company's operating performance in the absence of certain items and for planning and forecasting of future periods. The Company believes that the adjusted results provide relevant and useful information for investors because it allows investors to view performance in a manner similar to the method used by the Company's management and improves their ability to understand the Company's operating performance. Since adjusted earnings and adjusted diluted EPS are not measures of performance calculated in accordance with U.S. GAAP, they should not be considered in isolation from, or as a substitute for, earnings and diluted EPS and they may not be comparable to similarly titled measures employed by other companies.

	Twelve Months Ended June 30, 2012
	Earnings before income taxes	Provision for income taxes	Net earnings	Diluted EPS

As Reported	$ 2,122.1	$ 733.6	$ 1,388.5	$ 2.82

Less Adjustments:
Gain on sale of assets (Q2)	66.0	24.8	41.2	0.08

As Adjusted	$ 2,056.1	$ 708.8	$ 1,347.3	$ 2.74

The following table reconciles our revenue growth for the three months ended June 30, 2012 to revenue growth that excludes the impact of changes in foreign exchange rates. We use revenue growth excluding the impact of foreign exchange, among other measures, to evaluate our operating performance in the absence of certain items and for planning and forecasting of future periods. We believe that revenue growth excluding the impact of foreign exchange better reflects the underlying growth from the ongoing activities of our business by providing improved comparability of results, allowing investors to view performance in a manner similar to the method used by us, and improving our ability to understand our operating performance. Since revenue growth excluding the impact of foreign exchange is not a measure of performance calculated in accordance with U.S. GAAP, it should not be considered in isolation from, or as a substitute for, revenue growth as reported under U.S. GAAP and it may not be comparable to similarly titled measures employed by other companies.

		Three Months Ended
		June 30, 2012
Revenue Growth - As Reported		5%
Less Adjustment:
(Unfavorable)/Favorable Foreign Exchange Impact		(2)%

Revenue Growth - As Adjusted		7%

This document and other written or oral statements made from time to time by ADP may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like "expects," "assumes," "projects," "anticipates," "estimates," "we believe," "could be" and other words of similar meaning, are forward-looking statements. These statements are based on management's expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP's success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating payroll taxes, professional employer organizations and employee benefits; overall market and economic conditions, including interest rate and foreign currency trends; competitive conditions; auto sales and related industry changes; employment and wage levels; changes in technology; availability of skilled technical associates and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties, along with the risk factors discussed under "Item 1A. - Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended June 30, 2011 should be considered in evaluating any forward-looking statements contained herein.

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